Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Class A Common Stock
(including the Associated Series A Junior
Participating Preferred Stock Purchase Rights)
of
VistaCare, Inc.
at
$8.60 Net Per Share in Cash
by
OHC Investment, Inc.
a wholly-owned subsidiary of
Odyssey HealthCare Holding Company
a wholly-owned subsidiary of
Odyssey HealthCare, Inc.

January 30, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

OHC Investment, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Odyssey HealthCare Holding Company, a Delaware corporation (“Parent”), which is a wholly-owned subsidiary of Odyssey HealthCare, Inc., a Delaware corporation, is offering to purchase all the outstanding shares of class A common stock, par value $0.01 per share (including the associated Series A Junior Participating Preferred Stock purchase rights issued pursuant to the Rights Agreement, dated as of August 18, 2004, as amended, between VistaCare, Inc., a Delaware corporation (“VistaCare”), and Computershare Trust Company, N.A., formerly known as Equiserve Trust Company, N.A., the “Shares”), of VistaCare, at a price of $8.60 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 30, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase, dated January 30, 2008;

2. Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares;

3. Notice of Guaranteed Delivery, to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

6. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 27, 2008, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED UNDER THE OFFER MAY BE WITHDRAWN AT ANY TIME ON OR BEFORE THE EXPIRATION DATE AND, UNLESS THERETOFORE ACCEPTED FOR PAYMENT AS PROVIDED HEREIN, MAY ALSO BE WITHDRAWN AT ANY TIME AFTER MARCH 30, 2008 (OR SUCH LATER DATE AS MAY APPLY IF THE OFFER IS EXTENDED).

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than D.F. King & Co., Inc. (the “Information Agent”) or Computershare Trust Company, N.A. (the “Depositary”)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by midnight, New York City time, on the Expiration Date.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,

D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOUR OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.